UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
Tower Tech Holdings Inc.
(Name of Registrant As Specified In Its Charter)
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TOWER TECH HOLDINGS INC.

101 South 16th Street

P.O. Box 1957

Manitowoc, WI 54221-1957

[                    ], 2007

Dear Stockholder:

The accompanying Information Statement is being furnished to owners of shares of common stock of Tower Tech Holdings Inc., a Nevada corporation (“Tower Tech”). No action is required by you. We are not asking you for a proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that we have obtained the written consent of stockholders owning a majority of outstanding voting stock of Tower Tech for an amendment to the provision of our Amended Bylaws relating to the authorized number of directors.  Specifically, the amendment will change the authorized number of directors from three, as currently provided in our Amended Bylaws, to a range of not less than one nor more than nine, and will permit future increases or decreases to the authorized number of directors by a resolution of the Board.

In accordance with Rule 14c-2 of the Securities Exchange Act of 1934, the amendment to the Amended Bylaws will not be effective until twenty (20) calendar days after the date the Information Statement is mailed.  The enclosed Information Statement was mailed on or about [              ], 2007, to stockholders of record as of the close of business on [                    ], 2007. You are urged to read the enclosed Information Statement in its entirety.

For the Board of Directors of

TOWER TECH HOLDINGS INC.

By:	/s/ Terence P. Fox
Terence P. Fox
Vice President, Secretary and General Counsel

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

[                          ], 2007

GENERAL INFORMATION

Tower Tech has filed this Information Statement with the Securities and Exchange Commission and is furnishing it, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to owners of its common stock, par value $.001 per share (the “Stockholders”), to notify such Stockholders of the following:

On August 20, 2007, Tower Tech’s Board of Directors unanimously approved an amendment to our Amended Bylaws that will change the authorized number of directors from three, as currently provided in our Amended Bylaws, to a range of not less than one nor more than nine and will permit future increases or decreases to the authorized number of directors by a resolution of the Board (the “Amendment”).  Pursuant to Tower Tech’s Amended Bylaws, the Amendment requires approval by Stockholders owning a majority of our outstanding shares entitled to vote.  On [             ], 2007, pursuant to Nevada Revised Statutes (“N.R.S.”) 78.320, Tower Tech received written consents for the Amendment from Stockholders holding [           ] shares, representing [       .      ]% of the [               ] outstanding shares of common stock (the “Majority Stockholders”).  Thus, your consent is not required and is not being solicited in connection with the approval of the Amendment.  In accordance with Rule 14c-2 of the Exchange Act, the Amendment will not be effective until twenty (20) calendar days after the date this Information Statement is mailed.

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

The entire cost of furnishing this Information Statement will be borne by Tower Tech. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Tower Tech common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on [             ], 2007, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

The mailing address of Tower Tech’s principal executive office is 101 South 16th Street, P.O. Box 1957, Manitowoc, WI 54221-1957.  This Information Statement is being mailed on or about [              ], 2007, to all Stockholders of record as of the Record Date.

OUTSTANDING VOTING SECURITIES

As of the close of business on the Record Date, Tower Tech had [        ] shares of common stock issued and outstanding. Each share of outstanding common stock is entitled to one vote on matters submitted for Stockholder approval.

On [             ], 2007, owners of [     .   ]% of the issued and outstanding shares of common stock executed and delivered to Tower Tech written consents approving the Amendment. Because the Amendment has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The N.R.S. provides that unless a company’s Articles of Incorporation provide otherwise, stockholders may take action without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

DISSENTERS’ RIGHTS OF APPRAISAL

The Stockholders have no dissenters’ rights of appraisal.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as in their capacity as Stockholders, no person who has been a Tower Tech director or officer at any time since the beginning of the 2007 fiscal year, nor any associate or affiliate of any such person, has an interest in the Amendment, other than as the Amendment may affect our current directors’ ability to continue to serve on the Board following consummation of the anticipated transactions that are described herein under the heading “Recent Developments,” in light of Tower Tech’s obligations in connection with such transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Tower Tech common stock beneficially owned on [         ], 2007, the Record Date, by each person who is known by us to beneficially own 5% or more of our common stock, and by each of our executive officers and directors individually and as a group.  Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner or Identity of Group(1)	Number of Shares Beneficially Owned		Percent of Class(2)
5% Beneficial Owners
Jeffrey L. Gendell 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	14,866,667	(3)	31.15%
Executive Officers and Directors
Raymond L. Brickner III	5,259,833	(4)	11.02%
Steven A. Huntington(5)	0		*
Daniel P. Wergin	4,359,572	(6)	9.13%
Terence P. Fox	4,945,175	(7)	10.36%
Christopher C. Allie(8)	2,577,717	(9)	5.40%
Samuel W. Fairchild(10)	400,000	(11)	*
Johann Rath(12)	0	(13)	*
All executive officers and directors as a group (7 persons)	17,542,297		36.75%

*Less than 1%

(1)	Unless otherwise stated, the person listed is an officer and/or director of the Company and the address for each beneficial owner is 101 South 16th Street, P.O. Box 1957, Manitowoc, WI 54221-1957.

(2)

Based on 47,724,464 common shares issued and outstanding as of [             ], 2007. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of the Record Date, or within sixty days of such date, are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(3)

Represents 11,893,334 shares held by Tontine Capital Partners, L.P., a Delaware limited partnership, and 2,973,333 shares held by Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership, as set forth in the entities’ most recent Schedule 13D filing with the Securities and Exchange Commission on August 29, 2007. Tontine Capital Partners, L.P. indicates that it shares voting and dispositive power of all of its shares with Tontine Capital Management, L.L.C., a Delaware limited liability company that is its general partner, and Jeffrey L. Gendell, who is the managing member of Tontine Capital Management, L.L.C. Tontine Capital Overseas Master Fund, L.P. indicates that it shares voting and dispositive power of all of its shares with Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company that is its general partner, and Jeffrey L. Gendell, who is the managing member of Tontine Capital Overseas GP, L.L.C.

(4)	Includes 1,000,000 shares held indirectly by Raymond L. Brickner III and Debra L. Brickner Irrevocable Trust dated May 1, 2005.

(5)	Mr. Huntington was appointed as Tower Tech’s Chief Financial Officer on April 23, 2007. He does not beneficially own any shares of Tower Tech common stock as of the Record Date.

(6)	Includes 1,500,000 shares held indirectly by the Wergin Family Dynasty Trust 2005.

(7)	Includes 2,000,000 shares held indirectly by Terence P. Fox & Paula L. Fox Irrevocable Trust 2005.

(8)	Mr. Allie served as principal executive officer of the Company from February 6, 2006 until April 13, 2006.

(9)

Includes 880,000 shares held indirectly by Alex C. Allie, who is Mr. Allie’s son. As reported in Mr. Allie’s Form 4 and Form 4/A filed August 27, 2007 and September 5, 2007, respectively, Mr. Allie no longer has a reportable beneficial interest in 2,000,000 shares of Tower Tech common stock owned by a son and by a daughter and included in his prior ownership reports.

(10)	Mr. Fairchild served as principal executive officer of the Company from April 13, 2006 through November 12, 2006.

(11)

Based solely on Mr. Fairchild’s Annual Statement of Beneficial Ownership on Form 5, dated January 12, 2007, which was the final filing required of Mr. Fairchild by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(12)

Mr. Rath served as the principal executive officer of Blackfoot Enterprises, Inc., the Company’s predecessor, prior to its acquisition of Tower Tech Systems, Inc. on February 6, 2006. Mr. Rath resigned from his position with the Company upon closing of the acquisition, as described in the Company’s Current Report on Form 8-K filed February 10, 2006.

(13)

According to the Information Statement filed by Tower Tech on January 18, 2006, Mr. Rath did not beneficially own any shares of common stock of the Company. Since that date, Mr. Rath has not made any filings pursuant to Section 16 of the Exchange Act, and the Company has no reason to believe that Mr. Rath currently beneficially owns any shares of Tower Tech common stock.

RECENT DEVELOPMENTS

Brad Foote Gear Works, Inc. Acquisition

On August 22, 2007, Tower Tech entered into a Stock Purchase Agreement with Brad Foote and its stockholders (the “Brad Foote Stock Purchase Agreement”), pursuant to which Tower Tech agreed to purchase all of Brad Foote’s outstanding capital stock.  The purchase price for the Brad Foote acquisition consists of cash and stock.  The cash portion of the purchase price is approximately $64 million plus an amount equal to the tax cost to the Brad Foote shareholders of making an election under Section 338(h)(10) of the Internal Revenue Code.  The stock portion of the purchase price is fixed at 16,036,450 shares of Tower Tech common stock, calculated based on a price per share of $4.00, which represented a discount to the market price as of the date of signing.  After the proposed issuance of shares to the Brad Foote stockholders and to Tontine (as described herein under the subheading “Tontine Transactions”), the Brad Foote stockholders will hold approximately 21.3% of Tower Tech’s outstanding shares.  Tower Tech also anticipates that it will appoint J. Cameron Drecoll to its Board upon the later of the effectiveness of the Amendment or the closing of the Brad Foote acquisition.  Mr. Drecoll currently serves as the Chief Executive Officer of Brad Foote and following the anticipated acquisition of Brad Foote, it is expected that Mr. Drecoll will become the Chief Executive Officer of Tower Tech.  Completion of the acquisition is subject to customary closing conditions.  The Brad Foote acquisition is described in more detail in our Current Report on Form 8-K filed August 24, 2007, and the Brad Foote Stock Purchase Agreement is filed as an exhibit thereto.

Tontine Transactions

Also on August 22, 2007, Tower Tech entered into a Securities Purchase Agreement (the “August Securities Purchase Agreement”), with Tontine Capital Partners, L. P. and Tontine Capital Overseas Masterfund L.P. and their affiliates (such entities “Tontine”) pursuant to which Tontine has agreed to purchase 12,500,000 shares of Tower Tech common stock in a private placement at $4.00 per share for a total purchase price of $50,000,000, and to provide interim debt financing in the amount of $25,000,000 in exchange for senior subordinated convertible promissory notes.  Tower Tech will use the proceeds to finance the Brad Foote acquisition.  It is anticipated that the closing of the transactions contemplated by the August Securities Purchase Agreement will take place immediately prior to or contemporaneously with the consummation of the Brad Foote acquisition.  The Tontine transactions are described in more detail in our Current Report on Form 8-K filed August 24, 2007, and the August Securities Purchase Agreement is filed as an exhibit thereto.

Following the closing of the transactions contemplated in the August Securities Purchase Agreement, it is anticipated that Tontine will beneficially own approximately 35.8%, or 27.4 million shares, of Tower Tech’s outstanding shares of common stock.  Tontine acquired approximately 10.3 million shares of Tower Tech common stock, equal to approximately 21.6% of Tower Tech’s then-outstanding shares, in March 2007 pursuant to a Securities Purchase Agreement dated March 1, 2007, which was described in our Current Report on Form 8-K filed March 5, 2007 and filed as an exhibit thereto. Tontine has also acquired a portion of its holdings pursuant to transfers of an aggregate 2.4 million and 2.2 million shares in March 2007 and August 2007, respectively, which shares were beneficially owned by Christopher C. Allie, Raymond L. Brickner III, Daniel P. Wergin, Terence P. Fox (together, the “Founding Stockholders”), and certain of their family members.  The Founding Stockholders have held officer and/or director positions at Tower Tech during the last two fiscal years.  The balance of Tontine’s anticipated 27.4 million shares will result from Tower Tech’s issuance of 12.5 million shares to Tontine pursuant to the August Securities Purchase Agreement.  Tower Tech is also aware that Tontine may acquire additional shares of our common stock in the future, due to our anticipated issuance of senior subordinated convertible promissory notes to Tontine in connection with the August Securities Purchase Agreement.  In addition, Tontine has entered into a letter agreement dated March 1, 2007 with Integritas, Inc., the Founding Stockholders, Samuel W. Fairchild and certain trusts affiliated with the Founding Stockholders (the “Sellers”), whereby the Sellers granted Tontine a right of first offer and a right of first refusal for the shares of common stock owned or acquired by the Sellers or certain of their affiliates.

The August Securities Purchase Agreement also provides that for so long as Tontine holds 10% of Tower Tech’s then issued and outstanding common stock, it will have the right to appoint two designees to the Tower Tech Board of Directors and for so long as it holds at least 20% of our then issued and outstanding common stock, it will have the right to appoint three designees to the Tower Tech Board of Directors.  In addition, we have approved the acquisition by Tontine of up to 40% of our outstanding common stock, on a fully-diluted basis, such that Tontine will not be subject to certain restrictions set forth in the N.R.S.  We have also agreed that we will not revoke such approval and that we will use our best efforts to ensure that any future acquisitions by Tontine (up to 40% of our outstanding common stock on a fully diluted basis) shall not be subject to anti-takeover provisions included in any of our organizational documents or the laws and regulations of any governmental authority.

In connection with Tower Tech’s March 2007 transactions with Tontine, the Founding Stockholders have irrevocably appointed Tontine as proxy for all shares of Tower Tech common stock that the Founding Stockholders own or have voting control over, with respect to (i) ensuring that any future acquisitions by Tontine of up to 35% of the fully-diluted outstanding common stock will not be subject to anti-takeover provisions included in any of Tower Tech’s organizational documents or the laws and regulations of any governmental authority; and (ii) effecting Tontine’s right to appoint its designees to Tower Tech’s Board of Directors.  Pursuant to the irrevocable proxies, each Founding Stockholder also agreed in his capacity as a director of Tower Tech to vote for the Board designees of Tontine and to enforce the rights of Tontine in connection with any future acquisitions by Tontine of Tower Tech common stock.

In addition, in connection with Tower Tech’s acquisition of Brad Foote, Tontine has entered into an agreement with certain Brad Foote stockholders, whereby Tontine and the Brad Foote stockholders have agreed that, so long as the respective parties hold certain percentages of common stock, Tontine shall vote in favor of electing Mr. Drecoll as a Tower Tech director, and the stockholders of Brad Foote shall vote in favor of electing Tontine’s nominees as Tower Tech directors.  A complete description of Tontine’s ownership of Tower Tech common stock is set forth in its Schedule 13D and Schedule 13D/A, filed with the Securities and Exchange Commission on March 5, 2007 and August 29, 2007, respectively.  Tower

Tech is not aware of any further arrangements involving Tontine, Brad Foote or the Founding Stockholders that relate to the election of directors or other matters.

AMENDMENT TO BYLAWS

On February 6, 2006, Blackfoot Enterprises, Inc. acquired the outstanding shares of Tower Tech Systems, Inc. and amended its Articles of Incorporation to change its name to Tower Tech Holdings Inc.  Following the transaction, the Founding Stockholders and certain of their family members held approximately 65% of the combined company’s outstanding shares of stock.  The acquisition and related transactions were previously reported on Tower Tech’s Current Report on Form 8-K filed February 10, 2006.  In connection with the transaction, the Tower Tech Board adopted Amended Bylaws, as described in our Form 8-K/A filed August 28, 2007.

The Bylaws of Blackfoot Enterprises, Inc. required the approval of Stockholders owning a majority of shares to amend the authorized number of directors.  Because Tower Tech did not obtain Stockholder approval when it adopted the Amended Bylaws, the provision relating to the authorized number of directors remained unchanged.  Thus, Tower Tech’s Amended Bylaws currently provide that the authorized number of directors is three, until changed by a duly adopted amendment to the Articles of Incorporation or by an amendment to that bylaw adopted by the vote or written consent of Stockholders owning a majority of the outstanding shares entitled to vote.

On August 20, 2007, Tower Tech’s Board of Directors unanimously approved the Amendment, subject to Stockholder approval.  Pursuant to N.R.S. 78.320, Tower Tech obtained approval of the Amendment by written consent of Stockholders owning [            ] shares, or [         .    ]% of Tower Tech’s outstanding common stock.  The Amendment, which will change the authorized number of directors to a range of not less than one nor more than nine and permit the authorized number of directors to be increased or decreased by a resolution of the Board, will provide Tower Tech with flexibility to increase or decrease the authorized number of directors and the number of directors serving at any point in time (subject to any contractual rights and completion of terms of service by incumbent directors).

Further, as described above under the heading “Recent Developments” and in our Current Reports on Form 8-K filed on March 5, 2007 and August 24, 2007, we are obligated to appoint Tontine’s designees to the Board and, in connection with our acquisition of Brad Foote, have agreed to appoint J. Cameron Drecoll to the Board.  We have also agreed to limit the number of directors serving on our Board to no more than nine for so long as Tontine has the right to appoint at least one director.  The Amendment will facilitate compliance with our obligations to Tontine, permit us to appoint Mr. Drecoll, and also enable us to maintain membership on the Board by directors who are independent from Tontine and the Brad Foote stockholders.

Tower Tech recognizes that provisions establishing the maximum permissible number of directors may, in some instances, be interpreted as anti-takeover measures.  This may occur if the provision makes it more difficult for a hostile stockholder to increase the size of a board to elect enough new directors to obtain a majority of that board.  We do not anticipate that the Amendment will have an anti-takeover effect, and the Board is not aware of any hostile plans or attempts to take control of our company.

CHANGES IN CONTROL DURING THE CURRENT FISCAL YEAR

At December 31, 2006, which was the end of our 2006 fiscal year, the Founding Stockholders held all three of Tower Tech’s Board seats and, together with certain of their family members, held 65% of Tower Tech’s common stock.  However, as a result of the transactions described in greater detail in the section of this Information Statement entitled “Recent Developments,” and the Founding Stockholders’ ownership of outstanding Tower Tech common stock will be reduced to approximately 22.5% (approximately 4% of the reduction is attributable to Christopher Allie no longer having a reportable beneficial interest in 2,000,000 shares of Tower Tech common stock owned by a son and by a daughter) and it is anticipated that the Founding Stockholders will hold 3 of 7 seats on the Tower Tech Board of Directors.  Due to the change in the constitution of the Tower Tech Board of Directors and the decrease in ownership by the Founding Stockholders, Tower Tech anticipates that the transactions described in the “Recent Developments” section of this Information Statement will collectively have the effect of a change in control of Tower Tech.

EFFECTIVE DATE OF AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the Amendment shall not occur until a date at least twenty (20) calendar days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the Amendment contemplated hereby will be effected on or about the close of business on [              ], 2007.

DELIVERY OF DOCUMENTS

Only one copy of this Information Statement will be delivered to an address where two or more stockholders reside unless Tower Tech has received contrary instructions from a Stockholder at such address.

If you are a Stockholder who lives at a shared address and you would like additional copies of the Information Statement, contact Tower Tech by mail at its principal executive office, or by phone at (920) 684-5531, and we will promptly mail you copies.  You may also use this contact information to request to receive separate annual reports and proxy statements in the future, or, if you are currently receiving multiple copies of our Stockholder mailings, to request delivery of a single copy in the future.

FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements,” which represent Tower Tech’s expectations or beliefs, including, but not limited to, statements concerning Tower Tech’s anticipated transactions with Brad Foote and Tontine and expectations regarding future elections of members of the Tower Tech’s Board of Directors and future appointments of executive officers.  Forward-looking statements can generally be identified by words including “may,” “will,” “expect,” “anticipate,” “intend,” and “could” or the negative or other variations thereof or comparable terminology.

Any statements contained in this information statement that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond Tower Tech’s control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond Tower Tech’s control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. Tower Tech does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

By Order of the Board of Directors
TOWER TECH HOLDINGS INC.

By:	/s/ Terence P. Fox
Terence P. Fox
Vice President, Secretary and General Counsel